Exhibit 99.1

         NBC Capital Corporation Prices Public Offering of Common Stock

    STARKVILLE, Miss.--(BUSINESS WIRE)--May 4, 2006--NBC Capital Corporation ("NBC") (AMEX: NBY), today announced the sale of 2,400,000 shares of its common stock at an offering price of $19.50 per share through a firm commitment underwritten offering. Keefe, Bruyette & Woods acted as the lead underwriter and book-running manager for the offering. SunTrust Robinson Humphrey acted as co-manager for the offering. The Company has granted the underwriter an option exercisable within 30 days to purchase up to an additional 360,000 shares to cover over-allotments. The offering is scheduled to close on May 9, 2006, subject to customary closing conditions contained in the underwriting agreement entered into between the parties.
    A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.
    Copies of the prospectus relating to this offering may be obtained from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Syndicate Department.

    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee and Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This release contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting NBC operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced NBC assumptions, but that are beyond our control. These trends and events include (i) changes in the interest rate environment that may reduce margins, (ii) potential difficulties in completing or integrating the acquisition of Seasons Bancshares and SunCoast Bank or otherwise not achieving expected growth or cost savings, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in regulatory requirements affecting NBC, (v) greater competitive pressures among financial institutions in our markets and
(vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in our filings with the Securities and Exchange Commission.


    CONTACT: NBC Capital Corporation
             Richard T. Haston, 662-324-4258